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                                                                    EXHIBIT 10.c


May 9, 1996

Mr. James J. Leto
392 Potowmack Drive
Great Falls, Virginia 22066

Dear Jim:

         It is with great pleasure that Network Imaging Corporation (NIC) offers you the position of President and Chief Executive Officer, reporting directly to me as Chairman of the Board. Your responsibilities will be to manage the day-to-day operations of NIC and your near-term goal will be to achieve profitable operating results by the end of FY 1996. You will also be responsible for the development and implementation of a three (3)-year operations plan for FY 1997, FY 1998 and FY 1999. Your direct reports will include: Mark Wasilko, Senior Vice President of Marketing and Sales of 1 View; Brian Hajost, Senior Vice President of Marketing and Sales of COLD; Jorge Forgues, Vice President of Finance and Administration, CFO and Treasurer; Herb Welch, Chief Scientist; John Flowers, Vice President of Engineering; Russ Hale, President of NIC Federal; Joel Martin, Vice President of Operations; and Jean Phillipe-Bordes, President of Dorotech. Bernie McCrory, President of Symmetrical Technologies will also report to you, but it is planned that Symmetrical Technologies will be sold via MBO shortly after your arrival. You will also be invited to become a member of the Board of Directors of NIC. After restructuring, the total membership of the Board will be five (5), with three outside Directors.

         Your compensation package for FY 1996 will consist of a base salary of $200,000 per annum and a bonus of $200,000 per annum to be earned quarterly based on meeting performance objectives in the second half of a revised FY 1996 operation budget for revenues and earnings. The second half of FY 1996 budget will be revised by you and me and submitted to the Board for approval within 90 days of your start date. For a period of 12 months, you will be guaranteed a bonus of $100,000. Your employment will be at will, but if you are terminated for reasons other than cause, you will be entitled to a nine (9) month severance package to include your base salary, benefits, and any accrued bonus as of the date of termination. You will also be entitled to receive the same benefits as the other executives of NIC including health and life insurance, disability income insurance, etc. A package of NIC benefits is enclosed.

         As an incentive to join the NIC team, NIC will grant you a total of 500,000 stock options (a combination of a qualified and non-qualified options) to purchase NIC Common Stock from the 1994 Key Employee Incentive Stock Option Plan which will be issued at the fair market price on the date of your employment. In addition, your stock options will contain a vesting acceleration provision which covers change of control, an acquisition or merger of NIC.
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James J. Leto
May 9, 1996
Page 2

A copy of the 1994 stock option plan and a sample employee stock option agreement is enclosed.

         Jim, on behalf of the Board of Directors and senior management at NIC, I am happy to extend you this offer and look forward to you joining the NIC team. As discussed, your start date will be May 31, 1996. An announcement of your appointment as President and CEO of NIC will be made public the week of June 3, 1996.

         If the above represent your understanding of your employment offer, please indicate by signing below.

ACCEPTED BY EMPLOYEE                               NETWORK IMAGING CORPORATION

/s/James J. Leto                                   /s/Robert P. Bernardi
James J. Leto                                      Robert P. Bernardi
                                                   Chairman and CEO

dji

enclosures: 2.